UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Mission Valley Road, Suite 101
San Diego, California 92108

(Address of Principal Executive Offices)

(619) 683-9830

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2006, the Board of Directors of Mad Catz Interactive, Inc. (the “Company”) appointed Thomas R. Brown as a director of the Company. Mr. Brown will serve until the 2006 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Mr. Brown has also been appointed as a member of the Audit Committee of the Board of Directors.

There is no arrangement or understanding between Mr. Brown and any other person pursuant to which he was selected to serve as a director of the Company nor does Mr. Brown have a family relationship with any director, executive officer or person nominated as such.

Since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Brown, or members of his immediate family, had or will have a direct or indirect material interest.

On May 9, 2006, the Company issued a press release with respect to the appointment of Mr. Brown to the Board of Directors and Audit Committee, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated May 9, 2006, issued by Mad Catz Interactive, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2006	MAD CATZ INTERACTIVE, INC.

	By:	/s/ CYRIL TALBOT III
	Name:	Cyril Talbot III
	Its:	Chief Financial Officer

Exhibit Index

Exhibit 99.1.	Press Release, dated May 9, 2006, issued by Mad Catz Interactive, Inc.